Croff Plan of Corporate Division Approved

DENVER, CO -- 12/24/2007 -- Croff Enterprises, Inc. (OTCBB: COFF) announced the results of the special shareholder's meeting held on December 21, 2007. This special meeting was called to approve the corporate plan of division and reorganization adopted by the board of directors on October 25, 2007. The Plan of Corporate Division separates Croff into two companies. The Plan requires the formation of a new Utah corporation to be known as Croff Oil Company, Inc., as a separate corporation from Croff Enterprises, Inc.

All of the oil and gas assets, related bank accounts, and intangible assets relating to oil and gas and all oil and gas liabilities will be assigned to this new corporation which will initially be a wholly owned subsidiary. Effective by year end 2007, each Croff Preferred B shareholder will be entitled to one restricted common share in the new Croff Oil Company, Inc. for each preferred B share currently held. The new private company will contain all the oil and gas assets and liabilities and will be owned by the Preferred B shareholders. The Preferred B shares currently have all of the oil and gas assets pledged to them. Croff Enterprises, Inc. will continue as a public corporation seeking merger, acquisition, or other reorganization opportunities, with only the one class of common shares issued.

Also approved as part of the special meeting were two proposals to increase the authorized common and preferred "A" shares issued. The authorized common was increased from 20 to 50 million shares, while the authorized preferred "A" was increased from 5 to 10 million shares. Additionally the shareholders elected to retain the current board for another year, and approved Ronald Chadwick P.C., CPA as the company's independent auditor for the next year.

For a copy of the 2007 Proxy statement or the Plan of Corporate Reorganization and Division visit the corporate profile section of our website at www.croff.com

Croff is an independent energy company engaged in the business of oil and natural gas production, primarily through ownership of perpetual mineral interests and acquisition of producing oil and natural gas leases. This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

For More Information Contact:

Sarah Straughan
Chief Accounting Officer
Croff Enterprises, Inc.
3773 Cherry Creek Drive Suite 1025
Denver, Colorado 80209
Phone: (303) 383-1555
sarah@croff.com